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Exhibit 8.1
Form of Opinion of Serchuk & Zelermyer, LLP regarding tax matters

                                                                       , 1997
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GSB Financial Corporation
One South Church Street
Goshen, New York 10924

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the proposed conversion of Goshen Savings Bank (the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank (the "Conversion"), the sale of all of the outstanding capital stock of the Bank to GSB Financial Corporation, a Delaware corporation (the "Company"), and the sale by the Company of up to 2,248,250 shares of its common stock, par value of $.01 per share (the "Common Stock") to the Bank's Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members, and to certain other parties, pursuant to the Plan of Conversion of Goshen Savings Bank adopted by the Board of Directors of the Bank on February 6, 1997, as amended (the "Plan"). These and related transactions are described in the Plan and in the prospectus included in the Company's Registration Statement filed on Form S-1 with the Securities and Exchange Commission in connection with the Conversion (the "Prospectus"). We are rendering this opinion pursuant to Article 30 of the Plan. All capitalized terms used but not defined in this letter shall have the meanings set forth in the Plan or Prospectus.

         In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and the Prospectus and of such corporate records of the Bank and the Company as we have deemed appropriate. We have also relied, without independent verification, upon the ________________, 1997 letter of the Bank and the Company to Serchuk & Zelermyer, LLP containing certain representations. We have assumed that the Bank, the Company and other parties will act in accordance with the Plan, and that the representations made by the Bank and the Company in the foregoing letter are true. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

         Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:

         1. The Conversion in accordance with the Plan will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Bank in either its mutual form or its stock form, or by the Company, by reason of the proposed Conversion.
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         2. No gain or loss will be recognized by the Bank upon the receipt of money from the Company for stock of the Bank, and no gain or loss will be recognized by the Company upon the receipt of money for the Common Stock.

         3. The assets of the Bank in either its mutual or its stock form will have the same basis before and after the Conversion.

         4. The holding period of the assets of the Bank will include the period during which the assets were held by the Bank in its mutual form prior to the Conversion.

         5. No gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable deposit accounts in the Bank after the Conversion in the same dollar amount as their savings accounts in the Bank plus an interest in the liquidation account of the Bank after the Conversion in exchange for their savings accounts in the Bank prior to the Conversion.

         6. The receipt by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of nontransferable subscription rights to purchase shares of the Common Stock under the Plan is taxable to Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members to the extent the subscription rights have value.

         7. The basis of each account holder's savings accounts in the Bank after the Conversion will be the same as the basis of his or her savings accounts in the Bank prior to the Conversion, decreased by the fair market value of the non-transferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange

         8. The basis of each account holder's interest in the liquidation account will be zero.

         9. The holding period of the Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised.

         10. The Bank in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Bank, in its mutual form, as of the date of Conversion.

         11. The Bank, immediately after Conversion, will succeed to the bad debt reserve accounts of the Bank, in its mutual form, and the bad debt reserves will have the same character in the hands of the Bank after Conversion as if no distribution or transfer had occurred

         12. The creation of the liquidation account will have no effect on the Bank's taxable income, deductions, or addition to reserve for bad debts either in its mutual or stock form.

         13. For purposes of the New York State banking and franchise tax, imposed by Article 32 of the New York Tax Law, and for the purposes of the New York personal income tax under Article 22 which may be applicable to Eligible
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Account Holders, Supplemental Eligible Account Holders and other investors who purchase shares pursuant to the Company's Registration Statement on Form S-1 who receive non-transferrable subscription rights or who purchase stock in the Conversion, the Conversion will be treated the same for New York State tax purposes as for federal tax purposes under the Internal Revenue Code, as set forth above.

         Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Conversion or of any transaction related thereto or contemplated by the Plan. This opinion is given solely for the benefit of the parties to the Plan and Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase shares pursuant to the Company's Registration Statement on Form S-1 (the "Registration Statement"), and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the Application for Conversion on Form AC of the Bank.

                                            Very truly yours,

                                            Serchuk & Zelermyer, LLP